UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2009
INVESTORS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51557	22-3493930

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 924-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 16, 2009, Investors Bancorp, Inc. and American Bancorp of New Jersey, Inc. jointly announced an amendment, dated March 9, 2009, to the Merger Agreement dated December 14, 2008, by and between Investors Bancorp, Inc. and American Bancorp of New Jersey, Inc., pursuant to which American Bancorp of New Jersey, Inc. is to merge with and into Investors Bancorp, Inc. The amendment to the merger agreement is attached as Exhibit 10.1. A press release announcing this amendment is attached as Exhibit 99.1.
     Under the revised terms of the merger agreement, which has been approved by the boards of directors of both companies, 65% of American Bancorp of New Jersey, Inc. shares will be converted into Investors Bancorp, Inc. common stock and the remaining 35% will be converted into cash, compared to a 70% stock and 30% cash consideration mix as set forth in the original merger agreement. The exchange ratio of 0.9218 share of Investors Bancorp, Inc. common stock for each share of American Bancorp of New Jersey, Inc. common stock (for those American Bancorp of New Jersey, Inc. shareholders who are to receive Investors Bancorp, Inc. common stock) remains unchanged.
     The companies also agreed to modify the termination conditions with respect to a decline in Investors Bancorp, Inc. common stock price. As amended, the agreement allows American Bancorp of New Jersey, Inc. to terminate the transaction in the event of an absolute decline in Investors Bancorp, Inc. common stock of 30%, and a 30% relative decline to the SNL Thrift Index (subject to right of Investors Bancorp, Inc. to “fill”). Prior to this amendment, American Bancorp of New Jersey, Inc. could terminate the agreement in the event of a 20% absolute decline in Investors Bancorp, Inc. stock price and a 20% relative decline to the SNL Thrift Index.
Item 9.01. Financial Statements and Exhibits.
(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

Exhibit 10.1	First Amendment dated March 9, 2009, to Agreement and Plan of Merger, dated December 14, 2008, by and between Investors Bancorp, Inc. and American Bancorp of New Jersey, Inc.

Exhibit 99.1	Press Release dated March 16, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.
DATE: March 18, 2009	By:	/s/ Kevin Cummings
Kevin Cummings
President and Chief Executive Officer

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